Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-234613, 333-250180, 333-266035 and 333-272836) on Form S-8 and (Nos. 333-268583 and 333-272884) on Form S-3 of Alto Ingredients, Inc. of our reports dated March 13, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Alto Ingredients, Inc., appearing in this Annual Report on Form 10-K of Alto Ingredients, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Rochester, Minnesota

March 13, 2024